Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 24 DATED DECEMBER 17, 2015
TO THE PROSPECTUS DATED AUGUST 12, 2014

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated August 12, 2014, as supplemented by supplement no. 13 dated April 14, 2015, supplement no. 21 dated October 27, 2015, supplement no. 22 dated November 13, 2015 and supplement no. 23 dated December 15, 2015. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the probable acquisition of a an office property containing 59,818 rentable square feet in Henderson, Nevada.
Probable Real Estate Investment
On December 15, 2015, we, through an indirect wholly owned subsidiary entered into a purchase and sale agreement to acquire an office building containing 59,818 rentable square feet located on approximately 3.5 acres of land in Henderson, Nevada (the “2200 Paseo Verde”). The seller is not affiliated with us or our advisor. The contractual purchase price of 2200 Paseo Verde is approximately $13.4 million plus closing costs. We intend to fund the purchase of 2200 Paseo Verde with proceeds from a mortgage loan from an unaffiliated lender and proceeds from this offering. We are currently negotiating the terms of the mortgage loan. Pursuant to the purchase and sale agreement, we would be obligated to purchase the property only after satisfaction of agreed upon closing conditions. There can be no assurance that we will complete the acquisition. In some circumstances, if we fail to complete the acquisition, we may forfeit up to $0.5 million of earnest money.
2200 Paseo Verde was built in 2004. As of December 16, 2015, 2200 Paseo Verde was 78% leased to 9 tenants. The current weighted-average remaining lease term for the tenants is approximately 2.6 years.

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